Exhibit 99.2
Bakers Footwear Group, Inc.
Excerpts of First Quarter Fiscal 2011 Results Conference Call Transcript
June 14, 2011
Operator
Greetings, and welcome to the Bakers Footwear Group Incorporated first quarter 2011 results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Instructions]
As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Farah Soi of ICR. Thank you, Ms. Soi, you may begin.
Farah Soi
Thank you, operator. Good morning, everyone. Before we get started, I would like to remind you of the Company’s safe harbor language which I’m sure you’re all familiar with. The statements contained in this conference call which are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties which are described in the Company’s filings with the SEC. And now I would like to turn the call over to Bakers Chairman, President and CEO, Peter Edison.
Peter Edison
Thank you, Farah. Good morning, everyone. Thank you for joining us to discuss our first quarter 2011 results. With me today is Charlie Daniel, our Chief Financial Officer. For this morning’s call, I will review our first quarter performance and provide an update on the priorities we set for fiscal 2011.
Charlie will then review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today. We had a solid start to the year, reporting increased sales, expansion in gross profit margin, and improved operating performance as compared to the first quarter last year. In total for the first quarter, net sales increased 8% to $47 million from $43.5 million in the first quarter of 2010. Comparable store sales increased 9.3% driven by growth in average unit retail. Gross margin percentage increased by 140 basis points to 26.1% of net sales from 24.7% of net sales last year.
Operating loss decreased to $2.1 million compared to an operating loss of $2.9 million last year. And net loss was $2.5 million, or $0.27 per diluted share, compared to $3.5 million or $0.47 per diluted share in the first quarter last year. Our comparable store sales were led by dress shoes, including offerings in our H by Halston and Wild Pair brands. We continue to identify footwear trends that resonate with our customers, enabling us to further strengthen our fashion leadership in footwear.
We also continue to make progress on our goal to broaden our customer reach and increase brand loyalty by introducing exclusive brands in our Bakers stores, by capitalizing on the significant multichannel opportunity we see for our Company and increasing our brand building marketing. To this end, our exclusive designer label, H by Halston, that was introduced in September 2010, was a top brand for us during the quarter and a key driver of our increased average unit retail. The label continues to be received very favorably by our existing customers and we believe this is also drawing new customers to our stores.
As we have mentioned on previous calls, H by Halston further differentiates our stores with a designer label that has a clean and simple look as well as universal appeal. The successful introduction of the H by Halston label demonstrates that we can effectively sell higher price point designer products to our existing customers as well as expand our category reach to more upscale fashion, casual and athletic footwear. We continue to be excited by the long-term potential of H by Halston which we operate under a license agreement.
We were also very pleased with the performance of our Wild Pair brand, which was introduced in 120 of our Bakers stores this spring. As many of you are aware, this brand offers our customers faster and edgier product than our Bakers and H by Halston lines and has quickly become a top-selling brand at higher retail. We expect the addition of Wild Pair to drive sales and further broaden the appeal of our Bakers store.
Turning to our second sales generating strategy, increasing multichannel sales, we continue to make strong progress towards our multichannel sales goals. As a reminder, multichannel sales include our bakersshoes.com website, our mini sites for H by Halston and Wild Pair, our call center and special order sales, as well as [expansion] to a smartphone platform and Amazon.com. During the quarter, multichannel sales increased 6.2%. While we had a sluggish start in February, multichannel sales have risen 23% in March through May.
We attribute this to our brand launches and increased multichannel inventory levels over the course of the quarter. We also continue to grow our social media efforts to feature our brands and our new launches. We believe this has greatly added to the enthusiasm of our H by Halston and Wild Pair brand introductions. The number of fans on our Bakers Shoes Facebook page and traffic on our footwear blog, Shoeternity, should continue to experience strong growth. We expect this effort to build further momentum across our channels of distribution this year.
On the marketing front, in addition to our e-commerce initiatives, we are focused on expanding awareness and strengthening consumer connection to our brand with strong creative campaigns designed to tell each brand’s unique story. This increase in brand support is balanced with our continued disciplined on the cost front, as we’ve maintained stringent control of expenses that do not serve to drive revenue.
On our balance sheet, our inventory in dollars rose 17%. It was approximately flat in units, reflecting the increase in our product mix of higher value dress shoes, including our H by Halston and Wild Pair brands, but also reflecting across the board higher retail.
We remain pleased with the level and content of our inventory as we begin the summer season. As we look ahead, we are optimistic about our business and believe our strategies have us poised to continue our positive sales momentum and improved operating performance. Validating this expectation is our 12.1% increase in comparable store sales for the first six weeks of the second quarter, representing a continuation of our first quarter trend. We attribute this to our ability to identify strong-selling fashion for our customers, the addition of our exclusive brands, and an increase in brand awareness driven by our focus on marketing and the growth in our multichannel set.
Combined, this is leading up to our improved performance this year and we expect to continue to evolve these successful strategies to deliver sustained growth in the future. Now I’d like to turn the call over to Charlie to review our financials in more detail.
Charlie Daniel
Thank you, Peter. For the first quarter, the 13 weeks ended April 30, 2011, net sales increased 8% to $47 million, from $43.5 million in the 13 weeks ended April 30, 2010. Comparable store sales increased 9.3% following a decline of 1.6% in the first quarter last year. Our average unit selling price has increased 11.6%, reflecting strong demand for our higher value dress and exclusive branded product, while our unit sales decreased 2.2%.
Gross profit was $12.3 million, or 26.1% of net sales, up from $10.7 million or 24.7% of net sales in the first quarter last year. The increase in gross profit from the prior year quarter was driven by improved leverage on our buying and occupancy costs, partially offset by increased markdowns associated with the increase in our inventory compared to last year. Selling expenses were $10.2 million, or 21.7% of net sales, compared to $9.8 million or 22.5% of net sales in the first quarter last year. The increase in selling expenses was primarily related to increased marketing cost in support of our new product rollouts and increased store payroll related to increased sales.
General and administrative expenses for the first quarter of 2011 were $4.1 million compared to $3.8 million in the first quarter of 2010, with the increase primarily driven by increased health insurance costs and payroll. As a percentage of sales, general and administrative expenses increased slightly to 8.8% from 8.7% last year. The increase in first quarter net sales and gross margin contributed to reducing our first quarter operating loss from $2.9 million last year to $2.1 million this year.
Net loss for the quarter decreased to $2.5 million or $0.27 per share compared to a net loss of $3.5 million or $0.47 per share last year. Turning to the balance sheet,

inventories at the end of the first quarter were $27.2 million, up 17% from $23.2 million at the end of the first quarter of 2010. This increase reflects a mix of higher value dress and exclusive branded merchandise and inventory compared to last year, along with generally higher prices for all product categories.
Inventory unit quantities were comparable to unit quantities at the end of the first quarter last year. These inventory fluctuations are consistent with and support our sales patterns we have seen in the first and second quarters. Accounts payable at the end of the first quarter increased to $14.7 million from $13.2 million at the end of the first quarter last year, largely reflecting the increase in inventory compared to the first quarter of 2010.
The balance on our revolving credit facility increased to $14.7 million from $13.3 million last year and our availability under this facility was $1.6 million at quarter end. Now I will turn the call back over to Peter for closing remarks.
Peter Edison
Thanks, Charlie. In summary, we’re pleased with the results we just reported and are encouraged by the trends in our business. Favorable consumer response to our new product, new categories, and channels of distribution helps validate that we are the right path, and we remain committed to delivering improvements in our results as we progress throughout the year.
The sales momentum and our ability to fund our business is expected to drive improved performance and increase value for all of our stakeholders. I’d now like to turn the call back to the operator to begin the question-and-answer portion of the call.
Operator
Thank you. We will now be conducting a question-and-answer session. [Instructions] Thank you. Our first question is coming from Ivan Zwick of Raymond James Financial.
Ivan Zwick
Hi, good morning, Peter.
Peter Edison
Good morning, Ivan.
Ivan Zwick
Just a couple questions here. Do you have the dollar amounts that you did on the H by Halston and the Wild Pair in the first quarter?

Peter Edison
We don’t release the specific amounts, but I will say that they added up to a number that is more than the sales increase.
Ivan Zwick
Okay. All right, good. Also, you had a real excellent start for the first six weeks, you had your comps and your business plan, I think, is based on mid-single-digits. And quite a while back, we talked about possibly being profitable on mid-single-digits but we’re not there. Now, if we are maintaining these kind of comps going forward in the year, to double digits, do you feel you could start being profitable?
Peter Edison
Let me repeat — the question, as I hear it, is if we can maintain double-digit comps the rest of the year could we start being profitable? Possibly. I — it wouldn’t be guaranteed. There are plenty of other factors involved, but that’s possible.
Ivan Zwick
Okay. And also on your — as far as cash flow, and it would be positive cash flow for this year?
Peter Edison
We expect to be significantly positive in our cash flow this year, yes. [...]
Ivan Zwick
Okay. Well, I know you said you’re spending additional marketing for these, the H by Halston, and I think last call you said it might be like $2 million a year, I’ve just done it evenly, about $0.5 million a quarter, so it looks like your expenses pretty much stayed the same, you’re not cutting them anymore? Your increase is just from the —
Peter Edison
Yes, just so you know it isn’t just all marketing for H by Halston. It’s marketing for each of our brands, as well as some personnel support to support the sales strategies, but, yes, the number you have is correct, of about $2 million.
Ivan Zwick
Okay. One other question. I know costs in China continue to go up. Are you able to maintain your mark-ups with whatever leverage you have over there, and, I guess,

raising the prices on other economies you have in your marketing or how are you going to handle that?
Peter Edison
Yes. I mean, we are doing that. We are keeping — maintaining our mark-up. We are raising our retails, we feel very fortunate to have H by Halston and Wild Pair brand strategies in place to really help us do that more easily. And true reading of how well we did won’t come until the season is over and the customer has voted and we have achieved the same gross margin with those higher retails. And so we won’t really know until after the year is up how we did.
Ivan Zwick
Okay. Also, the last spring, I know, with a lot of your open up footwear you had problems and that’s why this spring — wasn’t as well. We’ve had quite a bit of hot weather. How are those types of categories working now as far as sales?
Peter Edison
Open up footwear is exceeding our expectations, as well as closed dress footwear. So we have a number of categories working, which we’re very pleased about, and it bodes well for our sales going forward because we believe that when you have multiple categories driving the strength of the business, it’s a much healthier base for your business.
Ivan Zwick
Okay. Well, and like I say, that first six weeks is awfully strong. I just hope you can keep those kind of comps up.
Peter Edison
We are doing our best to do that.
Ivan Zwick
Okay, thank you.
Peter Edison
Thank you, Ivan.
Operator
Thank you. [Instructions] Thank you. There are no further questions at this time. I’d like to hand the floor back over to management for any closing comments.

Peter Edison
Well, thank you, everyone, for joining us. We look forward to speaking with you again when we report our second quarter results in September.
Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.